Date:	April 19, 2018

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FIRST QUARTER 2018 EARNINGS

•	Q1 2018 net income of $5.8 million

•	Q1 2018 diluted EPS of $0.67

•	Q1 2018 net interest margin of 3.46%

•	Q1 2018 average shareholders’ equity of $209.8 million is 11.52% of average assets

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income for the first quarter of 2018 of $5,812,000 compared to $4,063,000 for the first quarter of 2017, a $1,749,000 or 43.0% increase. Basic and diluted net income per common share was $0.67 for the first quarter of 2018 compared to $0.47 for the 2017 quarter. Net income for the first quarter of 2018 produced a return on average assets of 1.28%, a return on average equity of 11.10%, and a return on average tangible equity of 14.29%.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “We were pleased with our earnings for the first quarter of 2018. Earnings were strong, $5.8 million compared to $4.1 million for the comparable quarter of 2017, a 43.0% increase. There were two major causes of the increase: greater interest income and lower corporate taxes.
“The main driver was higher net interest income, resulting mostly from greater interest income on the loan portfolio. Net interest income increased, resulting from higher yields and higher loan volume. Average loan volume for the 2018 quarter was up $142.5 million or 11.9% compared to the first quarter of 2017. First quarter of 2018 compared to first quarter of 2017, loans are up $101.3 million or 8.3%.
“In the first quarter of 2018, our balance sheet experienced $24 million in payoffs associated with several large multifamily loans moving into the permanent, non-recourse market. Most of these projects started as construction loans on our balance sheet and achieved their projected occupancy and overall performance levels, allowing them to move off our balance sheet, as we anticipated. Overall, our loans outstanding declined on a net basis by $14.9 million, or 1.1% from year end because of these payoffs. Of these payoffs, $20 million was received on the last business day of the quarter.
“We expect loan growth to continue in the remainder of 2018, though likely at a reduced pace compared to the past record year.
“Deposits have grown substantially. Average deposits for the 2018 quarter were $165.0 million or 11.9% greater than the comparable quarter of 2017. Year over year deposits are up $143.1 million or 10.1%.
“In this rising interest rate environment, our continuing challenge will be to maintain quality growth in assets and deposits and, at the same time, maintain and improve our net interest margin. Our margin for the 2018 quarter was 3.46%, a two basis point increase from the 2017 quarter.
“The other driver on the earnings increase was a substantial decrease in our corporate tax rate. The tax cut, enacted in December 2017, reduced our statutory rate to 21% from 35% and our effective rate to 19.5% from 28.3%.”
Haley concluded, “American National reports results on a quarterly basis, like most publicly traded companies. This inherently results in some volatility in the reporting process. We manage the Bank for the long term, and we believe this reflects the underlying strength of our balance sheet and franchise. We continue to be optimistic about our markets, our industry, and our community bank.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
Average shareholders’ equity was 11.52% of average assets for the quarter ended March 31, 2018, compared to 11.97% for the quarter ended March 31, 2017.
Book value per common share was $24.19 at March 31, 2018, compared to $23.64 at March 31, 2017.
Tangible book value per common share was $19.00 at March 31, 2018, compared to $18.38 at March 31, 2017.

Credit Quality Measurements
Non-performing assets ($273,000 of 90 day past due loans, $1,598,000 of non-accrual loans and $1,716,000 of other real estate owned) represented 0.20% of total assets at March 31, 2018, compared to 0.30% at March 31, 2017.
Annualized net charge offs to average loans were zero basis points (0.00%) for the 2018 first quarter, unchanged from the same quarter in 2017.
Other real estate owned was $1,716,000 at March 31, 2018, compared to $1,664,000 at March 31, 2017, an increase of $52,000 or 3.1%.

Acquisition related financial impact
The acquisition accounting adjustments related to our two most recent acquisitions have had and continue to have a positive impact on net interest income and income before income tax. The impact of these adjustments is summarized below (dollars in thousands):

For the quarter ended March 31,	2018	2017
Net Interest Income	$427	$434
Income Before Income Taxes	$350	$269

The first quarter of 2018 includes $255,000 in cash basis accretion income related to the early payoff of several acquired loans, compared to $78,000 for the comparable quarter of 2017.

Net Interest Income
Net interest income before the provision for loan losses increased to $14,543,000 in the first quarter of 2018 from $13,134,000 in the first quarter of 2017, an increase of $1,409,000 or 10.7%.
For the 2018 quarter, the net interest margin was 3.46% compared to 3.44% for the same quarter in 2017, an increase of two basis points.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the first quarter of 2018 was ($44,000) compared to $300,000 for the first quarter of 2017, a decrease of $344,000. The $44,000 negative provision related to a favorable adjustment on the specific reserve for an impaired loan loss allowance.
There was a decrease in the loans outstanding in the first quarter of 2018; loans were down from year-end of $14.9 million or 1.1%. This decline, combined with continued strong asset quality metrics, mitigated the need for provision expense.
The allowance for loan losses as a percentage of total loans was 1.03% at March 31, 2018 compared to 1.07% at March 31, 2017.

Noninterest Income
Noninterest income totaled $3,333,000 in the first quarter of 2018, compared with $3,271,000 in the first quarter of 2017, an increase of $62,000 or 1.9%.
Mortgage banking income decreased $79,000 (14.9%) compared to the first quarter of 2017.
Securities gains decreased $138,000 (53.3%) compared to the first quarter of 2017. Gains in the 2018 quarter were almost entirely related to changes in the market value of equity securities held by the company, recorded in conformity with new accounting requirements.
SBIC income increased $129,000 compared to the first quarter of 2017. The Company believes this is a volatile revenue source.

Noninterest Expense
Noninterest expense totaled $10,702,000 in the first quarter of 2018, compared to $10,441,000 in the first quarter of 2017, an increase of $261,000 or 2.5%.
The major factor affecting expense was salaries, which increased $198,000 or 4.1%, largely related to normal first of year adjustments. Total bank wide full-time equivalent employees were 326 at the end of the first quarter of 2018, unchanged from the first quarter of 2017.
Income taxes for the first quarter of 2018 were favorably impacted by the change in the corporate income tax rate. The effective tax rate for the 2018 quarter was 19.5%, compared to 28.3% for the same quarter of 2017.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.8 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices and two loan production offices. American National Bank also manages an additional $826 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements or law; significant changes in securities markets; changes in technology and information security; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.